EX-23.1

EX-23.1: CONSENT OF McGladrey Pullen, LLP

8-K Filed on 09/08/2009 - Period: 09/08/2009

File Number 0-20293

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No 333-156946 on Form S-3 of Union Bankshares Corporation) of our report dated March 25, 2009, relating to our audit of the consolidated financial statements of First Market Bank F.S.B. and its subsidiaries as of and for the years ended December 31, 2008 and 2007 and our report on internal control over financial reporting as of December 31, 2008 and our report dated March 18, 2008, relating to our audit of the consolidated financial statements of First Market Bank F.S.B. and its subsidiaries as of and for the years ended December 31, 2007 and 2006, included in this Current Report on Form 8-K.

September 3, 2009

Richmond, Virginia